Exhibit 10.39

AMENDMENT AGREEMENT

This amendment agreement (the “Agreement”) is entered into this 25th day of August, 2009 by and among CareView Communications, Inc., a Nevada corporation (the “Company”) and Fourth Generation Private Equity Partners (“Fourth Generation”) an investor in 6% Promissory Notes (the “Notes”) issued by the Company in the amount of $1,500,000.

WHEREAS, both the Company and Fourth Generation desire to amend the terms of the Notes,

NOW, THEREFORE, the Company and Fourth Generation agree as follows:

1.0 Amount. The Amount of Fourth Generation’s Note will be increased by $26,000.00 upon Fourth Generation’s funding of such additional Amount and interest will begin to accrue on the increased amount at that time.

2.0 Maturity Date. The current Maturity Date in the Notes is June 1, 2009. The Company has amended the Maturity Date to January 15, 2010.

3.0 Warrants. As compensation to Fourth Generation for the increased Amount of the Note, the company will issue to Fourth Generation a Common Stock Warrant to purchase 58,500 shares of Company’s Common Stock in the exact form as previously issued to Fourth Generation.

4.0 All Other Terms and Documents. All of the documents related to the Notes and the related terms therein will remain unchanged and valid, with the exception of the amendments detailed in Sections 1.0, 2.0 and 3.0.

IN WITNESS WHEREOF, the Company and Fourth Generation have executed this Agreement effective as of the date first written above.

FOURTH GENERATION PRIVATE EQUITY PARTNERS		CAREVIEW COMMUNICATIONS, INC.

/s/ Richard Segal		/s/ Steve Johnson
By:	Richard Segal	By:	Steve Johnson
Its:	Managing Member	Its:	President